UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE DRESS BARN, INC.
(Name of Registrant as Specified in Its Charter)

____________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE DRESS BARN, INC.
30 Dunnigan Drive
Suffern, New York 10901

NOTICE OF ANNUAL MEETING

To the Shareholders of

THE DRESS BARN, INC.:

NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF THE DRESS BARN, INC. (the “Company”) will be held at the Company’s principal executive offices at 30 Dunnigan Drive, Suffern, New York, on Wednesday, November 29, 2006 at 2:00 P.M. for the following purposes:

1.	To elect two members of the Board of Directors of the Company for a term of three years; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on October 16, 2006 will be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors.

ELLIOT S. JAFFE
Chairman of the Board

October 31, 2006

NOTE: Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please complete, sign and send in your proxy promptly in the enclosed envelope so your vote can be recorded. We enclose in this mailing the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended July 29, 2006.

THE DRESS BARN, INC.
30 Dunnigan Drive
Suffern, New York 10901

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of The Dress Barn, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on November 29, 2006, and any adjournments thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are first being mailed to shareholders on or about October 31, 2006.

The Company had outstanding 61,790,471 shares of common stock on the record date of October 16, 2006 (the “Record Date”). Each share of common stock of the Company outstanding on the Record Date is entitled to one vote at the Annual Meeting. Voting is not cumulative. The Company is required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. Abstentions and broker “non-votes” are counted for purposes of determining a quorum. An abstention is a properly signed proxy card that is marked “abstain.” A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

The cost of this Proxy Statement and of solicitation of proxies will be borne by the Company. A shareholder may revoke any proxy at any time prior to its exercise (such as by attending the Annual Meeting and voting in person or by sending a letter of revocation to the Secretary of the Company).

If a shareholder is a participant in the Company’s 401(k) Savings Plan (the “401(k)”) and owns shares of the Company’s common stock in his or her 401(k) account, the participant will receive, with respect to the number of shares held for his or her account under the 401(k) on the Record Date, a proxy card which will serve as a voting instruction to the Trustee of the 401(k) with respect to shares held for the participant’s account. Unless the proxy card is signed and returned, shares held in the participant’s account under the 401(k) will not be voted.

In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple shareholders sharing an address unless the Company receives contrary instructions from one or more of the shareholders sharing that address. If your household has received only one Annual Report and one Proxy Statement, the Company will delivery promptly a separate copy of the Annual Report and the Proxy Statement to any shareholder who sends a written request to the Company’s Chief Financial Officer at its principal executive offices located at 30 Dunnigan Drive, Suffern, New York 10901. If your household is receiving multiple copies of the Company’s annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to the Company’s Chief Financial Officer at its principal executive offices.

PROPOSAL 1
PROPOSAL TO ELECT DIRECTORS

General

The Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company provides for a classified Board divided into three classes, each with a staggered three-year term of office and each class of Directors as nearly equal in number as possible. At the Annual Meeting, two Directors are to be elected for three-year terms. On the recommendation of the Nominating Committee, the Board has nominated John Usdan and Randy L. Pearce, current directors whose terms of office expire at the Annual Meeting, for election for three-year terms expiring at the 2009 Annual Meeting of Shareholders. Roslyn S. Jaffe, whose term of office expires at the Annual Meeting, has decided not to stand for re-election to the Board. Mrs. Jaffe, who founded the Company in 1962, will retain the titles of Founder, Director Emeritus, Treasurer and Secretary of the Company. Marc Lasry resigned from the Board on October 24, 2006. Accordingly, the Board has reduced the number of directors to seven effective at the Annual Meeting.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the two nominees with the most votes for election for the three-year terms will be elected. The Company will count only votes cast for a nominee, except that a shareholder’s proxy will be voted FOR the two nominees described in this Proxy Statement unless the shareholder instructs the Company to the contrary in his or her proxy.

The Board of Directors Recommends that
Shareholders Vote FOR
the Election of All Nominees for Director

Nominees For Election as Director For Three-Year Terms Expiring in 2009

Name of Director and Age	Director Since
John Usdan, 48	2002
Randy L. Pearce, 51	2005

JOHN USDAN has, since 1981, been President of Midwood Management Corporation, a company specializing in real estate ownership, development and management.

RANDY L. PEARCE has been the Senior Executive Vice President and Chief Financial and Administrative Officer of Regis Corporation, an owner, operator and franchisor of hair and retail product salons, since 1998, and has held various executive positions at Regis Corporation since 1985.

Other Directors with Terms Expiring in 2007

Name of Director and Age	Director Since
Elliot S. Jaffe, 80	1966
Burt Steinberg, 61	1983

ELLIOT S. JAFFE, Chairman of the Board and a Founder of the Company, was Chief Executive Officer from the founding of the Company in 1962 until 2002. Mr. Jaffe serves as a Director of The Zweig Fund, Inc., The Zweig Total Return Fund, Inc. and the Salomon Smith Barney Family of Funds. Mr. Jaffe is the spouse of Roslyn S. Jaffe, and they are the parents of David R. Jaffe, a Director and executive officer of the Company, and Elise Jaffe, an officer of the Company.

BURT STEINBERG, Executive Director of the Company since 2001, was Chief Operating Officer of the Company from 1989 until 2001, first as President and then as Vice Chairman. Mr. Steinberg was in charge of the Company’s merchandising activities from 1982 until 2001. He is also a Director of Provident New York Bancorp.

Other Directors with Terms Expiring in 2008

Name of Nominees and Age	Director Since
David R. Jaffe, 47	2001
Klaus Eppler, 76	1993
Kate Buggeln, 45	2004

DAVID R. JAFFE has been President and Chief Executive Officer since 2002. Previously he had been Vice Chairman and Chief Operating Officer since 2001. Mr. Jaffe joined the Company in 1992 as Vice President Business Development and became Senior Vice President in 1995, Executive Vice President in 1996 and Vice Chairman in 2001. He is the son of Elliot S. and Roslyn S. Jaffe, Directors and officers of the Company, and the brother of Elise Jaffe, an officer of the Company.

KLAUS EPPLER is a pensioned partner in the law firm of Proskauer Rose LLP. He was an equity partner of Proskauer Rose LLP from 1965 to 2001. Mr. Eppler is also a Director of Bed Bath & Beyond Inc.

KATE BUGGELN is on the Governing Board of the Business Council for Peace. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004. In addition, Ms. Buggeln was President of boo.com, a division of Fashionmall, Inc. from 2000 to 2001. Ms. Buggeln is also a Director of Circles, a private Boston-based marketing company servicing Fortune 500 companies.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

During the fiscal year ended July 29, 2006 (“fiscal 2006”), the Board met six times. The Company has standing Audit, Compensation and Stock Incentive, and Nominating Committees of the Board. During fiscal 2006, the Audit Committee held 11 meetings, the Compensation and Stock Incentive Committee held eight meetings and the Nominating Committee held two meetings. In addition, various actions were taken by the Board and these Committees by unanimous written consent without a meeting. The Charters of the Audit Committee and the Compensation and Stock Incentive Committee, and the Company’s Policies regarding Director Nominations, Shareholder Communications and Annual Meeting Attendance, are available on the Company’s website at www.dressbarn.com under the “About Us, Investor Relations, Corporate Governance, Committees/Members” section. The Nominating Committee does not have a charter. However, the Company’s Policies regarding Director Nominations are available on the Company’s website. During fiscal 2006, each director attended at least 75% of the Board meetings and the meetings of the Committees on which he or she served, except that Marc Lasry attended a majority, but less than 75%, of the eight meetings of the Board and Committees on which he served.

The Board has determined that a majority of the Board and all members of the standing Committees are independent pursuant to applicable Securities and Exchange Commission and NASDAQ rules. The current members of the Audit Committee are Randy L. Pearce (Chair), John Usdan and Kate Buggeln. The function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities of reviewing the Company’s financial reports and information and its auditing, accounting and financial reporting processes. In addition, the functions of the Audit Committee include, among other things, direct responsibility for the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results, discussing with the auditors and management the audited financial statements and the Company’s internal accounting controls, and pre-approving all audit and non-audit services provided by the auditors.

The current members of the Compensation and Stock Incentive Committee are John Usdan (Chair), Randy L. Pearce and Kate Buggeln. The Compensation and Stock Incentive Committee reviews and determines the Company's policies and programs with respect to compensation of executive officers and administers the Company's stock incentive plans.

The current members of the Nominating Committee are Klaus Eppler (Chair) and John Usdan. The function of the Nominating Committee is to aid the Board by reviewing and recommending changes in policies regarding Director nominations, evaluating and recommending for the Board’s selection of nominees for election to the Board, and considering and recommending to the Board changes in the Company’s corporate governance policies. In considering possible candidates for election as a Director, the Nominating Committee takes into account, in addition to such other factors as it shall deem relevant, such factors as the desirability of selecting directors who are of high character and integrity; are accomplished in their respective fields; have sufficient time available to devote to the Company; and are selected such that the Board represents a range of backgrounds and experience. The Nominating Committee’s policy is to identify potential nominees based on suggestions from the Company’s Chairman, Chief Executive Officer, members of the Nominating Committee, other members of the Board, other executive officers, shareholders and by other means, and to evaluate such persons as a committee. In addition, from time to time, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.

Shareholders may nominate director candidates for consideration by the Nominating Committee in accordance with the Company’s by-laws and the Company’s policies available on the Company’s website at www.dressbarn.com under the “About Us, Investor Relations, Corporate Governance, Committees/Members” section. The Nominating Committee will evaluate candidates proposed by shareholders using the same criteria as for other candidates.

The Company encourages, but does not require, the members of the Board to attend the Company’s annual meeting of its shareholders. All Directors then in office attended last year’s Annual Meeting of Shareholders.

Compensation of Directors

Effective with the Annual Meeting of Shareholders to be held on November 29, 2006, the annual fee the Company will pay its Directors who are not also officers of the Company will be increased from $20,000 to $25,000. In addition, such Directors are also paid $1,000 per regular meeting attended, of which there were four in fiscal 2006. Effective November 29, 2006, the annual fee the Company will pay each member of the: (a) Audit Committee will increase from $4,000 to $6,000; and (b) Compensation and Stock Incentive Committee will increase from $2,000 to $4,000. The annual fee paid to each member of the Nominating Committee will remain at $1,000. Effective November 29, 2006, the annual fee paid to the Chair of the Audit Committee will increase from $1,000 to $5,000, and the annual fee paid to the Chair of the Compensation and Stock Incentive Committee will increase from $1,000 to $2,500. Mr. Eppler, who serves as Board secretary and attends meetings of the standing Committees, receives an additional $1,000 for each Committee meeting that he attends and for which he serves as Secretary. Outside Directors are also granted non-qualified stock options to purchase 10,000 shares of the Company’s common stock for each three-year term on the Board, with annual vesting of 3,333 shares from the date of the option grant. Directors who are officers of the Company do not receive additional compensation for their services as Directors.

See footnote (8) on page 10, following the “Summary Compensation Table”, for a description of the amendment, dated July 10, 2006, to the Employment Agreement between the Company and Elliot S. Jaffe.

On August 29, 2006, the Company and Mrs. Roslyn S. Jaffe signed an agreement pursuant to which, effective as of July 30, 2006, Mrs. Jaffe will receive a supplemental retirement benefit of $50,000 per year for life (subject to a cost-of-living adjustment). The Board approved this retirement benefit in view of Mrs. Jaffe’s role as a founder of the Company and her 44 years of service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company's executive officers and directors and persons who own more than 10% of a class of the Company's equity securities registered under the Exchange Act to file reports of ownership and changes in ownership on a timely basis with the Securities and Exchange Commission and to furnish the Company with these reports.

Based upon the Company's review of the copies of reports received by it and upon written representations received from its executive officers and directors, the Company believes that all filings required to be made by its executive officers and directors during fiscal 2006 have been made on a timely basis.

Compensation Committee Interlocks and Insider Participation

No person who was a member of the Compensation and Stock Incentive Committee during fiscal 2006 was a present or former officer or employee of the Company. No executive officer of the Company served during fiscal 2006 as a director or member of a compensation committee of any entity one of whose executive officers served on the Board or the Compensation and Stock Incentive Committee of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) currently consists of Randy L. Pearce (Chair), John Usdan and Kate Buggeln. The Board has determined that the membership of the Committee meets the independence and experience requirements under the NASDAQ’s current listing standards. The Board has determined that Randy L. Pearce is an “audit committee financial expert”. The Committee has adopted a written Audit Committee Charter which can be found on the Company’s website at www.dressbarn.com, Investor Relations, Investor Relations Menu, Committees/Members.

The Committee selected Deloitte & Touche, LLP (“Deloitte”) to be the Company's independent auditors for fiscal 2006. The Committee: (1) engaged, pre-approved all audit and non-audit services provided by, approved the fees paid to, and evaluated the performance of, Deloitte; (2) reviewed and discussed the audited financial statements and critical accounting policies applied by the Company with management and Deloitte, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (3) discussed with management and Deloitte the Company’s processes for risk assessment and management, major risk exposures and strategies to mitigate those risks; (4) reviewed with management the Company’s disclosure controls and procedures; and (5) reviewed with management and Deloitte management’s annual report on internal control over financial reporting and Deloitte’s report relating thereto. The Committee also reviewed with Deloitte and management significant developments in accounting rules.

Further, the Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Deloitte their independence. Deloitte informed the Committee that it has disclosed to the Audit Committee in writing all relationships between Deloitte and the Company that, in Deloitte’s professional judgment, may reasonably be thought to bear on its independence. Deloitte also has confirmed that, in its professional judgment, it is independent of the Company within the meaning of the securities laws.

Based on these discussions and the written disclosures received from Deloitte, the Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended July 29, 2006 and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Company’s Annual Report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

This report is not deemed filed under the Securities Act of 1933 or the Exchange Act and is not incorporated by reference into any filings that the Company may make with the Securities and Exchange Commission.

AUDIT COMMITTEE

Randy L. Pearce, Chair
John Usdan
Kate Buggeln

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding ownership of the common stock of the Company as of October 16, 2006 for any person who is known to be the beneficial owner of more than five percent of the Company's common stock, by each of the Company's Directors and executive officers named in the Summary Compensation Table below and by all Directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner:	Number of Shares of Common Stock Beneficially Owned	Percent of Class

Directors, Nominees and Executive Officers (1):

Elliot S. Jaffe (2)	15,149,664	24.45%
David R. Jaffe (3)	854,000	1.36%
Roslyn S. Jaffe (4)	235,256	*
Burt Steinberg (5)	141,590	*
Vivian Behrens (6)	89,200	*
Armand Correia (7)	50,700	*
Gene Wexler (8)	26,000	*
Marc Lasry (9)	17,776	*
Klaus Eppler (10)	12,592	*
Kate Buggeln (11)	8,888	*
John Usdan (12)	8,800	*
Randy L. Pearce (13)	2,222	*
All Directors, Nominees and Executive Officers as a group (consisting of 13 persons) (14)	16,776,688	26.51%
* Represents less than 1% of class

Other Beneficial Owners:

PRIMECAP Management Company (15)	4,456,000	7.21%
225 Lake Avenue #400
Pasadena, CA 91101

Vanguard Horizon Funds	4,400,000	7.12%
Vanguard Capital Opportunity Fund (15)
100 Vanguard Blvd.
Malvern, PA 19355

Fidelity Management & Research Company (15)	3,499,360	5.66%
82 Devonshire Street
Boston, MA 02109

(1)	The business address for all Directors, Nominees and Executive Officers is c/o The Dress Barn, Inc., 30 Dunnigan Drive, Suffern, New York 10901.

(2)
Consists of 345,844 shares owned directly by Elliot S. Jaffe, 14,621,320 shares owned by Elliot S. Jaffe as trustee of a family trust (the “Trust”), 2,500 restricted shares subject to vesting restrictions and 180,000 shares covered by options exercisable within 60 days of October 16, 2006. Elliot S. Jaffe has voting and investment power with respect to the shares owned by the Trust and under the rules of the Securities and Exchange Commission is deemed to be the beneficial owner of such shares.

(3)
Consists of 5,000 shares owned directly by David R. Jaffe, 9,000 restricted shares subject to vesting restrictions and 840,000 shares covered by options exercisable within 60 days of October 16, 2006. See also Footnote (2) above.

(4)	Consists of shares owned directly by Roslyn S. Jaffe. See also Footnote (2) above.

(5)	Consists of 41,590 shares owned directly by Mr. Steinberg and 100,000 shares covered by options exercisable within 60 days of October 16, 2006.

(6)	Consists of 4,000 shares owned directly by Ms. Behrens, 8,000 restricted shares subject to vesting restrictions and 77,200 shares covered by options exercisable within 60 days of October 16, 2006.

(7)	Consists of 200 shares owned directly by Mr. Correia, 2,500 restricted shares subject to vesting restrictions and 48,000 shares covered by options exercisable within 60 days of October 16, 2006.

(8)	Consists of 10,000 restricted shares owned directly by Mr. Wexler subject to vesting restrictions and 16,000 shares covered by options exercisable within 60 days of October 16, 2006.

(9)	Consists of 17,776 shares covered by options exercisable within 60 days of October 16, 2006.

(10)	Consists of 1,482 shares owned directly by Mr. Eppler and 11,110 shares covered by options exercisable within 60 days of October 16, 2006.

(11)	Consists of 8,888 shares covered by options exercisable within 60 days of October 16, 2006.

(12)	Consists of 2,000 shares owned directly by Mr. Usdan and 6,800 shares covered by options exercisable within 60 days of October 16, 2006.

(13)	Consists of 2,222 shares covered by options exercisable within 60 days of October 16, 2006.

(14)	Includes shares owned by the Trust as well as 1,607,996 shares covered by options held by Directors and executive officers exercisable within 60 days of October 16, 2006.

(15)	Based solely on information set forth in the latest Schedule 13G filed with the Securities and Exchange Commission on or about February 14, 2006.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding the compensation for each of the three fiscal years earned by the five highest-paid executive officers of the Company as of July 29, 2006 whose total annual salary and bonus from the Company for the year then ended exceeded $100,000.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Other ($)	Restricted Stock ($)	Stock Options (#)	All Other Compensation ($)
		(1)		(2)		(3)(4)	(4)	(5)

David R. Jaffe	2006	750,000		750,000	—	$47,100	300,000	149,876	(6)
President and	2005	688,462	(6)	542,500	—	101,750	—	129,148	(6)
Chief Executive Officer	2004	650,000	(6)	—	—	—	—	119,240	(6)

Elliot S. Jaffe	2006	640,000		640,000	—	—	300,000	155,468	(7)(8)
Founder and	2005	615,385	(8)	474,500	—	50,875	—	83,904	(7)(8)
Chairman of the Board	2004	600,000	(8)	—	—	—	—	84,679	(7)(8)

Armand Correia	2006	300,000		180,000	—	—	120,000	53,949
Senior Vice President and	2005	275,577		131,453	—	50,875	—	49,274
Chief Financial Officer	2004	256,058		41,220		—	—	47,861

Vivian Behrens	2006	290,000		174,000	—	—	120,000	56,500
Senior Vice President and	2005	265,461		126,857	—	—	—	51,590
Chief Marketing Officer	2004	245,815		49,440	—	—	—	37,701

Gene Wexler, Esq.	2006	250,000		150,000	—	117,750	80,000	—
Senior Vice President,
General Counsel and
Assistant Secretary

NOTE: Salaries during the fiscal year ended July 31, 2004 (“fiscal 2004”) are shown on a 52-week basis (excluding the extra 53rd week) to make them comparable with fiscal 2006 and the fiscal year ended July 30, 2005 (“fiscal 2005”). During the extra 53rd week in fiscal 2004, the executives named above were paid only base salaries at their then current rates.

(1) Includes all payments of salary and salary deferred through the Company’s Executive Retirement Plan.

(2) Includes bonuses payable under the Company’s Management Incentive Plan for the fiscal year for all of the Named Executive Officers except for David R. Jaffe, who is eligible for bonuses under the Company’s 162(m) Bonus Plan.

(3) Represents, for each individual, the grants of restricted shares of common stock for the specified fiscal year. The dollar amounts reflected in this table are based on the fair market value (closing price) of the Company’s common stock on the date on which the grants were made. The holder of an award of restricted shares is entitled to receive dividends when paid or accrued and has voting rights.

On March 7, 2005, 10,000, 5,000 and 5,000 restricted shares of common stock were granted to David R. Jaffe, Elliot S. Jaffe and Armand Correia, respectively. The per share fair market value of the Company’s common stock on the grant date was $10.18. These awards vested 50% on January 2, 2006 and will vest 50% on January 2, 2007. On October 12, 2005, 10,000 and 4,000 restricted shares of common stock were granted to Gene Wexler and David R. Jaffe, respectively. The per share fair market value of the Company’s common stock on the grant date was $11.78. These awards vest 20% on each October 12th until October 12, 2010. As of July 29, 2006, the aggregate holdings of restricted shares of common stock and the market value of such holdings for the named individuals were: David R. Jaffe, 9,000 shares; $188,820; Elliot S. Jaffe, 2,500 shares, $52,450; Armand Correia, 2,500 shares, $52,450; Vivian Behrens, 8,000 shares, $167,840; and Gene Wexler, 10,000 shares, $209,800.

(4) Reflects a 2-for-1 stock split effective on April 3, 2006.

(5) Amounts consist of the Company’s contribution under the Company’s Executive Retirement Plan and 401(k) plan and associated insurance and the value of a company-provided automobile. Fiscal 2006 and fiscal 2005 include amounts related to additional life insurance provided to the executive officers except Elliot S. Jaffe and Gene Wexler as part of the Company’s Executive Life Insurance Program that was established during fiscal 2004. This program provides certain life insurance and other benefits to the executives during their employment and subsequent retirement.

(6) David R. Jaffe is employed by the Company pursuant to an agreement, which currently expires in July 2007, and which contains successive automatic one-year renewal provisions. The agreement provides for an annual salary of $650,000 per year or such higher salary as the Compensation and Stock Incentive Committee may from time to time set. The agreement entitles Mr. Jaffe to participate in all of the Company’s pension, insurance, bonus, incentive and other benefit plans, including the Company’s 162(m) Bonus Plan and its stock option plans. It also provides for certain perquisites, including the use of a Company automobile, and tax preparation services. The agreement also provides for payments of an amount equal to two years’ salary following termination of employment pursuant to a change in control of the Company or material demotion; the agreement further provides for payments of an amount equal to one year’s salary following termination of employment by reason of death or disability. It contains non-competition restrictions effective during the employment term and for one year thereafter. Mr. Jaffe’s other compensation also includes a life insurance premium allowance of $40,000 in each of fiscal 2006 and fiscal 2005.

(7) Does not include the cost of maintaining the Company’s apartment in New York City, which aggregated $88,480 in fiscal 2006, $87,730 in fiscal 2005 and $87,040 in fiscal 2004.

(8) Elliot S. Jaffe, in accordance with the terms of a letter agreement dated May 2, 2002 (the “2002 Agreement”), gave notice of his election to terminate his term as Executive Chairman of the Board effective on July 30, 2006. In a letter agreement dated July 10, 2006 (the “2006 Amendment”), the terms of the 2002 Agreement were amended to provide that Mr. Jaffe shall continue to be employed by the Company initially (effective July 30, 2006) as Chairman of the Board at a reduced salary of $350,000 per year (subject to cost of living increases). The 2006 Amendment eliminated a number of Mr. Jaffe’s personal benefits, including his eligibility for a bonus and any change-of-control payment. The 2006 Amendment provides for a supplemental retirement benefit of $150,000 per year (subject to cost of living increases) and health insurance coverage similar to the Company’s current health plan for life. Mr. Jaffe is obligated to provide 24 days per fiscal year of advisory and consultative services and remains subject to non-competition restrictions. Mr. Jaffe, while he continues to serve as Chairman of the Board, shall be entitled to an office and secretarial assistance. All other terms, conditions and covenants of the 2002 Agreement shall remain in full force and effect, including a lump sum payment equal to one-year’s salary based on the salary rate last in effect prior to termination of employment by reason of death.

Compensation and Stock Incentive Committee's Report on Executive Compensation

In setting compensation levels for executive officers, the Compensation and Stock Incentive Committee of the Board continues to be guided by the following considerations:

•	compensation levels should be competitive with compensation generally being paid to executives in other profitable specialty retail companies of a similar size;

•
each individual executive officer's compensation should, to the extent possible, reflect the performance of the Company as a whole, the performance of the officer's business unit, and the performance of the individual executive;

•	a significant portion of the executive officer's compensation should be awarded in the form of stock options and restricted stock awards to closely link shareholder and executive interests; and

•	executive compensation should reflect the Company's entrepreneurial and cost-conscious orientation.

Under the Company’s Management Incentive Plan (and the Company’s 162(m) Bonus Plan for the President), executives of the Company are eligible for bonuses up to prescribed percentages of their base salaries. The Committee in the early part of fiscal 2006 approved a formula for bonuses for fiscal 2006 which involves achievement of specific goals relating to the financial performance of the Company and the individual performance of the executive.

Following the end of fiscal 2006, the Committee approved formulas and specific performance goals for fiscal 2007 annual bonus programs and increased the base annual salary of certain of the executive officers.

Long-Term Incentive Program

Following the end of fiscal 2006, the Compensation and Stock Incentive Committee approved a long term incentive program (“LTIP”) through the grant of performance-based restricted stock under the Company’s 2001 Stock Incentive Plan. Grants will be based on the level of achievement of performance goals for fiscal 2007 through fiscal 2009 (the “2007-2009 Performance Period”). The LTIP is intended to promote the Company’s continued growth and profitability, reinforce the Company’s long-term business goals and create long-term value for the Company’s shareholders by rewarding executive officers based on the level of their responsibilities and the Company’s achievement of long-term performance goals.

Twenty-nine key officers, including all of the executive officers named in the Summary Compensation Table, other than the Chairman, were offered the opportunity to participate in the LTIP for the 2007-2009 Performance Period by entering into performance-based restricted stock agreements with the Company. The performance goals relate to the Company’s market capitalization growth, operating income growth and return on invested capital during the 2007-2009 Performance Period. Subject to their remaining employed with the Company through the date following Fiscal 2009 that the achievement of the performance goals is certified (i.e., the date of grant), the executives may be granted between 50-150% of the number of target shares of restricted stock awarded based upon the level of achievement of each performance goal. Following the date of grant and subject to the executive’s continuing service with the Company, any restricted stock granted will vest in equal one-third increments on each of the first, second and third anniversaries of the day immediately following the last day of the 2007-2009 Performance Period, with accelerated vesting upon the executive’s termination due to death or disability, upon a change in control, or upon the executive’s achievement of a combined number of years based on their age and years of service with the Company. The performance goals for the 2007-2009 Performance Period are intended to constitute “performance goals” under the Company’s 2001 Stock Incentive Plan and, accordingly, shares granted under the LTIP are intended to constitute “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

It is anticipated that with respect to future years, after considering the Chief Executive Officer’s recommendations, the Compensation and Stock Incentive Committee will determine which executives will participate in similar LTIPs for subsequent 3-year performance periods, approve the performance goals upon which such grants will be based, and approve the number of target shares of restricted stock to be awarded in connection with the achievement of such performance goals.

The Compensation and Stock Incentive Committee

John Usdan, Chair
Randy L. Pearce
Kate Buggeln

Performance Graph

The following graph illustrates, for the period from July 29, 2001 through July 29, 2006, the cumulative total shareholder return of $100 invested in (1) the Company's common stock, (2) the S&P Composite-500 Stock Index, (3) the S&P Specialty Apparel Retailers Index and (4) an index of four peer companies selected by the Company, assuming that all dividends were reinvested. The Company has chosen to use this peer group index in its performance graph because management believes the peer group index is a better reflection of the Company’s competitors in the marketplace. The peer group consists of all other publicly traded women’s specialty apparel chains known to the Company with which it competes directly: The Cato Corporation, Charming Shoppes, Inc., Deb Shops, Inc. and United Retail Group, Inc.

The comparisons in this table are required by the rules of the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN
For the period from July 29, 2001 through July 29, 2006

Option Grants in the Last Fiscal Year

		% of Total
		Options
	Number of	Granted To			Grant Date
	Options	Employees	Exercise Price	Expiration	Present
Name	Granted (#)(1)	in Fiscal Year	($/share)	Date	Value (2)

David R. Jaffe	300,000	11.4%	$11.84	10/12/2015	$1,512,000
Elliot S. Jaffe	300,000	11.4%	$11.84	10/12/2015	$1,512,000
Armand Correia	120,000	4.6%	$11.84	10/12/2015	$604,800
Vivian Behrens	120,000	4.6%	$11.84	10/12/2015	$604,800
Gene Wexler	80,000	3.1%	$11.84	10/12/2015	$403,200

(1)
All options were granted at the market price on the date of grant, for a term of ten years, vesting 20% per year over a five-year period. The numbers of options and the exercise prices have been adjusted to reflect a 2-for-1 stock split paid on March 31, 2006.

(2)
The grant date present value is an estimate only, arrived at using the Black-Scholes option pricing model. The following weighted average assumptions as of the grant date of the options were used: a risk-free interest rate of 4.2%, an expected life of option of 5.0 years, an expected dividend yield of 0% and an expected stock volatility of approximately 42.7%. Effective July 31, 2005, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS No. 123R, as interpreted by SEC Staff Accounting Bulletin No. 109. See “Share-based compensation” under note 1 to the Consolidated Financial Statements in the Company's Annual Report to Stockholders for fiscal 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired		Number of Unexercised Options at July 29, 2006		Value of Unexercised In-the-Money Options(1)
Name	on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David R. Jaffe	189,600	$3,087,257	720,000	480,000	$11,018,400	$5,253,600
Elliot S. Jaffe	-	-	60,000	420,000	853,200	4,448,400
Armand Correia	24,000	319,800	-	168,000	-	1,779,360
Vivian Behrens	20,000	128,650	33,200	160,000	472,104	1,665,600
Gene Wexler	-	-	-	80,000	-	731,200

(1)
Represents the difference between the closing price of the Company's common stock at July 29, 2006 ($20.98 per share) and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company leases two of its store locations from Elliot S. Jaffe, Chairman of the Board, or members of his family or related trusts (“affiliated landlords”). The following table describes the terms of these leases:

Store Location	Expiration	Renewal Options	Square Feet	Minimum Annual Rent Per Square Foot
Norwalk, Connecticut	April 30, 2011	Until April 30, 2031	12,700	$11.22
Danbury, Connecticut	June 30, 2010	Until June 30, 2020	8,000	$21.16

These store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for these stores is approximately eight percent. During fiscal 2005, the Company exercised the renewal option in the lease for its Danbury, Connecticut store, extending the expiration date of the lease to June 30, 2010 and extending the renewal options contained in the lease until June 30, 2020. In connection with the extension, the minimum annual rent was increased from $13.00 per square foot to $21.16 per square foot, and the affiliated landlord agreed to a $25,000 rent credit upon the remodeling of the store. The Company believes that these leases are on terms that are comparable to terms it could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 2006, the Company paid a total of approximately $364,000 in rent expense for these properties.

Information Regarding the Auditors

The Audit Committee selected Deloitte & Touche LLP as auditors with respect to the financial statements of the Company for the fiscal year ended July 29, 2006. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, will be given the opportunity to address the meeting and will be available to respond to questions. The Audit Committee has not yet selected auditors with respect to the financial statements of the Company for the fiscal year ending July 28, 2007.

Fees Paid to Independent Auditors

The following table shows the fees billed by Deloitte & Touche LLP for the past two fiscal years for audit and other related fees:

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$2,260,000	$2,352,725
Audit-Related Fees (2)	216,165	398,250
Tax Fees (3)	37,250	128,600
All Other Fees	—	—
Total Fees	$2,513,415	$2,879,575

(1) Fees for audit services billed in fiscal 2006 and fiscal 2005 consist of the annual audit of the Company's financial statements, interim reviews of the quarterly consolidated financial statements and auditing the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Fiscal 2005 fees included incremental audit procedures required as a result of our acquisition of Maurices Incorporated in January 2005 and services associated with SEC registration statements filed in connection with securities offerings.

(2) Audit-related fees consist principally of audits of employee benefit plans and assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. In fiscal 2005 these fees included those relating to our acquisition of Maurices and related due diligence fees in connection with the Maurices acquisition.

(3) Includes fees for professional services provided related to tax compliance, including federal, state and local taxes, tax planning and advisory services.

During fiscal 2006, the Audit Committee pre-approved all of the services provided by the auditors. The Audit Committee considered whether the provision of non-audit services is permitted under applicable laws and regulations and is compatible with maintaining the independence of Deloitte & Touche LLP.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Any proposals of shareholders that are intended to be presented at the Company's 2007 Annual Meeting of Shareholders, which is expected to be held in November 2007, whether or not such shareholder desires to have such proposal included in the proxy statement for such meeting, must be received at the Company's principal executive offices no later than July 3, 2007. In order to be included in the Company’s proxy statement and form of proxy for that meeting, any such proposal must comply with all other applicable legal requirements.

 OTHER MATTERS

Management knows of no other business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If any other business should come before the Annual Meeting, it is intended that the proxies named in the enclosed form of proxy will have discretionary authority to vote all such proxies in the manner they shall decide. If either Director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the remaining nominee, leaving a vacancy. The Board has no reason to believe that either of the nominees will be unwilling or unable to serve if elected as a Director.

Solicitation may be made by mail, personal interviews, telephone, facsimile and e-mail by regularly engaged officers and employees of the Company, who will not be separately compensated therefor. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies from shareholders for a fee not in excess of $10,000, plus reimbursement for certain out-of-pocket expenses. The Company will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principles.

Insofar as the information contained in this Proxy Statement rests within the knowledge of persons other than the Company, the Company has relied upon information furnished by such persons.

The Annual Report of the Company, including financial statements, for fiscal 2006 is included with this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

ELLIOT S. JAFFE
Chairman of the Board

The Company’s Board of Directors requests that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful, and we appreciate your cooperation.

THE DRESS BARN, INC.
30 Dunnigan Drive
Suffern, New York 10901

This Proxy is Solicited on Behalf of The Board of Directors

The undersigned hereby appoints David R. Jaffe and Burt Steinberg, and each or either of them, proxies for the undersigned with full power of substitution, to appear and vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present, and otherwise with the same force and effect as the undersigned, at the Annual Meeting of Shareholders of the Company to be held at The Dress Barn Corporate Headquarters, 30 Dunnigan Drive, Suffern, New York, on Wednesday, November 29, 2006 at 2:00 P.M., and any adjournments thereof, upon the matters set forth in the Notice of such meeting and Proxy Statement, receipt of which is hereby acknowledged:

(Continued and to be signed on reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS: PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.	☒

1. PROPOSAL TO ELECT TWO DIRECTORS FOR TERMS EXPIRING IN 2009. John Usdan (3-year term) Randy L. Pearce (3-year term)	FOR ALL nominees listed to the left (except as indicated below). ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left. ☐

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NAME OF THE NOMINEE IN THE SPACE PROVIDED BELOW:

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

In the discretion of the proxies, upon all other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all nominees as Director.

Signature(s): ________________________________________________________	Date: ___________ , 2006

IMPORTANT: Please sign here exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.